Exhibit 99.1

News Release

Wabtec Reports Record Quarterly Sales and Earnings; 1Q EPS of 83 Cents, Up 15 Percent

WILMERDING, PA, April 23, 2014 – Wabtec Corporation (NYSE: WAB) today reported record results for the 2014 first quarter, including the following:

•	First quarter sales were a record $695 million, 13 percent higher than the year-ago quarter, due mainly to growth in the Freight Group.

•	Income from operations was a record $122 million, or 17.5 percent of sales, compared to 16.8 percent in the year-ago quarter.

•	Earnings per diluted share were a record 83 cents, which was 15 percent higher than the year-ago quarter.

•	At March 31, 2014, the company had cash of $295 million and debt of $451 million.

Based on its first quarter results and outlook for the rest of the year, Wabtec affirmed its 2014 guidance for earnings per diluted share of about $3.45, with revenues expected to be up about 15 percent for the year. This guidance includes the company’s previously announced agreement to acquire Fandstan Electric Group, which is now expected to close in the second quarter.

Albert J. Neupaver, Wabtec’s chairman and chief executive officer, said: “We’re off to a good start in 2014. We continue to benefit from investment in freight rail and passenger transportation projects around the world, and our diverse business model provides a framework for future growth. We will remain focused on executing our strategic growth initiatives, and on rigorous application of the Wabtec Performance System to drive productivity and cost improvements.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarter 2014	First Quarter 2013

Net sales	$695,249	$615,510
Cost of sales	(485,680)	(432,622)

Gross profit	209,569	182,888
Gross profit as a % of Net Sales	30.1%	29.7%

Selling, general and administrative expenses	(70,081)	(64,300)
Engineering expenses	(12,946)	(11,334)
Amortization expense	(4,696)	(3,587)

Total operating expenses	(87,723)	(79,221)
Operating expenses as a % of Net Sales	12.6%	12.9%

Income from operations	121,846	103,667
Income from operations as a % of Net Sales	17.5%	16.8%

Interest expense, net	(4,450)	(3,614)
Other income (expense), net	(17)	(581)

Income from operations before income taxes	117,379	99,472

Income tax expense	(37,245)	(29,859)

Effective tax rate	31.7%	30.0%

Net income attributable to Wabtec shareholders	$80,134	$69,613

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.84	$0.73

Diluted
Net income attributable to Wabtec shareholders	$0.83	$0.72

Weighted average shares outstanding
Basic	95,529	95,025

Diluted	96,805	96,572

Sales by Segment
Freight Group	$385,506	$313,679
Transit Group	309,743	301,831

Total	$695,249	$615,510